EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1685 Date: June 4, 2001

GEORGIA-PACIFIC REACHES DEFINITIVE AGREEMENT TO SELL
PAPER MANUFACTURING ASSETS IN ARKANSAS, MAINE AND WISCONSIN
TO DOMTAR

            ATLANTA - Georgia-Pacific Corp. (NYSE: GP) and Domtar Inc. (TSE and NYSE: DTC) have completed a definitive agreement for Domtar to acquire a portion of Georgia-Pacific's pulp and paper assets for $1.65 billion in cash. Georgia-Pacific will use proceeds from the sale to repay debt.

            The sale, which is subject to customary approvals, is expected to be completed early in the third quarter 2001.

            The assets involved are Georgia-Pacific's stand-alone uncoated fine paper mills at Ashdown, Ark.; Nekoosa and Port Edwards, Wis.; and Woodland, Maine, as well as associated pulp facilities. This sale is the largest divestiture of assets in Georgia-Pacific's history.

            Georgia-Pacific will continue to own and operate white paper mills at Camas, Wash.; Crossett, Ark.; Port Hudson, La.; and Wauna, Ore. These facilities will focus on production of the company's broad line of branded imaging, printing, publishing, converting and specialty papers, including the Eureka! and Spectrum office paper brands as well as Eclipse and Geocycle recycled papers. In addition, Georgia-Pacific's Unisource subsidiary remains the sole national distributor of Xerox branded papers and supplies, and one of North America's largest distributors of printing and office paper.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper, packaging, building products and related chemicals. With annual sales of approximately US$27 billion, the company employs more than 85,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft `N Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. Unisource is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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Contacts
Media            Greg Guest, Georgia-Pacific (404) 652-4739
Investors -      Richard Good, Georgia-Pacific (404) 652-4720